EXHIBIT 99.1

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:
For Immediate Release	Steve Brown, CFO
Tel: 972-893-4000
steveb@royalbodycare.com

Royal BodyCare Reports Increased Earnings

Irving, Texas (August 2, 2004) - Royal BodyCare, Inc. (ROBE OTC:BB) reported sales of $4,927,000 for the quarter ended June 30, 2004, a 5% increase over sales of $4,678,000 in the same quarter of 2003. Net earnings for the second quarter of 2004 were $142,000, or $.01 per share, compared with a loss of $57,000, or $.00 per share, in the same quarter of 2003.

Clinton Howard, CEO stated, “The improvement in earnings during the second quarter continues a favorable trend from the first quarter. For the year, our earnings of $222,000, or $.01 per share, represent an improvement of over $256,000 from a loss of $34,000 in the first six months of 2003. We attribute this improvement mainly to expense reductions that resulted from restructuring operations during 2003.”

Royal BodyCare (RBC) develops, manufactures and distributes quality-tested nutritional supplements and skin care products under the RBC brand from its Las Colinas headquarters in Irving, Texas, and from its branch office in Vancouver, BC, Canada through independent distributors in North America, and through licensees in other countries.

The Company’s wholly owned subsidiary, MPM Medical Inc., develops, and markets a proprietary line of medical device products for general wound care and for use in cancer treatment, to hospitals, nursing homes, medical clinics, and cancer centers. Some are sold by prescription and some are sold OTC.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management; delays or problems in production; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the company’s filings with the Securities and Exchange Commission.

Royal BodyCare, Inc.

Summary Results of Operations

	Quarter Ended June 30,
	2004	2003
Sales	$4,927,000	$4,678,000

Earnings (loss) from continuing operations before income Taxes	$142,000	$(170,000)
Income tax expense	—	—

Earnings (loss) from continuing operations	142,000	(170,000)
Earnings from discontinued operations	—	113,000

Net earnings (loss)	$142,000	$(57,000)

Earnings (loss) per share – basic and diluted:
Earnings (loss) from continuing operations	$0.01	$(0.01)
Earnings from discontinued operations	—	0.01

Basic and diluted earnings (loss) per share	$0.01	$(0.00)

Basic weighted average shares outstanding	19,989,627	19,289,627

Diluted weighted average shares outstanding	20,813,677	19,289,627

	Six Months Ended June 30,
	2004	2003
Sales	$9,390,000	$9,569,000

Earnings (loss) from continuing operations before income Taxes	$222,000	$(147,000)
Income tax expense	—	—

Earnings (loss) from continuing operations	222,000	(147,000)
Earnings from discontinued operations	—	113,000

Net earnings (loss)	$222,000	$(34,000)

Earnings (loss) per share – basic and diluted:
Earnings (loss) from continuing operations	$0.01	$(0.01)
Earnings from discontinued operations	—	0.01

Basic and diluted earnings (loss) per share	$0.01	$(0.00)

Basic weighted average common shares outstanding	19,972,961	17,289,627

Diluted weighted average common shares outstanding	21,424,460	19,289,627